Exhibit 10.1

SIDECHANNEL, INC.

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the “Agreement”) is entered into by and between SideChannel, Inc., a Delaware corporation (the “Company”), and Thomas W Wilkinson, CPA, PLLC, a Texas professional limited liability company (“Wilkinson”) this 28th day of December, 2022, and is effective as of February 15, 2023 (the “Effective Date”).

1. Consulting Relationship. During the term of this Agreement set forth in Section 4, Wilkinson will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Wilkinson shall use Wilkinson’s best efforts to perform the Services such that the results are satisfactory to the Company.

2. Fees. As consideration for the Services to be provided by Wilkinson and his other obligations under this Agreement, the Company shall pay to Wilkinson the amounts specified in Exhibit B attached to this Agreement on the terms provided therein. While performing the Services for the Company Wilkinson shall adhere to the same standards of conduct as is expected from Company employees.

3. Expenses. Wilkinson shall not be authorized to incur on behalf of the Company any expenses without the prior, written consent of the Company’s Chief Executive Officer. As a condition to receipt of reimbursement, Wilkinson shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

4. Term. Wilkinson shall serve as a consultant to the Company for a period commencing on the Effective Date and terminating on December 31, 2023 (the “Term”).

5. Independent Contractor. Wilkinson’s relationship with the Company will be that of an independent contractor and not that of an employee.

(a) Method of Provision of Services: Wilkinson shall be solely responsible for determining the method, details and means of performing the Services. Wilkinson may employ the services of such employees, and with the prior written consent of Company’s Chief Executive Officer such subcontractors, as Wilkinson deems necessary to perform the Services required by this Agreement (the “Assistants”). Such Assistants are not the employees of the Company and Wilkinson shall be wholly responsible for the professional performance of the Services by his Assistants and compensation of such Assistants, such that the results are satisfactory to the Company, in its sole discretion. Wilkinson shall promptly and expressly advise the Assistants of the terms of this Agreement and the Confidentiality Agreement (as defined below).

(b) No Authority to Bind Company. Neither Wilkinson, nor any partner, contractor, agent, Assistant or employee of Wilkinson, has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(c) No Benefits. Wilkinson acknowledges and agrees that Wilkinson and the Assistants are not employees and will not be eligible for any Company employee benefits and, to the extent Wilkinson, any Assistants or other employees or contractors of Wilkinson (“Others”) otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Wilkinson (on behalf of himself, any Assistants and any Others) hereby expressly declines to participate in such Company employee benefits.

(d) Withholding; Indemnification. Wilkinson shall have full responsibility for applicable withholding taxes for all compensation paid to Wilkinson under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Wilkinson’s self-employment and Wilkinson’s partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements. Wilkinson shall provide Company with a completed and signed most current version of IRS form W-9, which shall be attached to this Agreement as Exhibit C. Wilkinson understands and agrees that the Company shall, when required, issue Wilkinson a Form 1099. Wilkinson agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Wilkinson or Wilkinson’s partners, agents or employees.

6. Supervision of Wilkinson’s Services. All of the Services to be performed by Wilkinson, including but not limited to the Services, will be as agreed between Wilkinson and the Company’s Chairman of the Board of Directors.

7. Consulting or Other Services for Competitors. Wilkinson represents and warrants that Wilkinson does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement. If, however, Wilkinson decides to do so, Wilkinson agrees that, in advance of accepting such work, Wilkinson will promptly notify the Company in writing, specifying the organization with which Wilkinson proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement. If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately.

8. [Intentionally omitted]

9. Conflicts with this Agreement. Wilkinson represents and warrants that neither Wilkinson nor any of Wilkinson’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Wilkinson represents and warrants that Wilkinson’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Wilkinson in confidence or in trust prior to commencement of this Agreement. Wilkinson warrants that Wilkinson has the right to disclose and/or use all ideas, processes, techniques and other information, if any, which Wilkinson has gained from third parties, and which Wilkinson discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Wilkinson agrees that Wilkinson shall not bundle with or incorporate into any deliverables provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Wilkinson represents and warrants that Wilkinson has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Wilkinson’s obligations under this Agreement. Wilkinson will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement. In addition, Wilkinson represents and warrants that he has not been barred or suspended by the Securities and Exchange Commission, any federal and/or state regulatory agency or any self-regulatory body.

10. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. Wilkinson may not assign or delegate its rights or obligations under this Agreement without the prior written consent of Company.

(b) Exclusive Agreement; Merger. This Agreement, including the Exhibits hereto, constitutes the exclusive agreement of the parties with respect to the subject matter of this agreement, and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(d) Governing Law and Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the District of Delaware and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement as of the Effective Date.

SIDECHANNEL, INC.

By:

Title:	Chief Executive Officer

Thomas W Wilkinson, CPA, PLLC

Signature

Address:

Phone:

Email:

Signature Page

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

Wilkinson agrees to serve as a consultant and strategic advisor to management and/or the board of directors, and to perform such services as reasonably requested by management and/or the board of directors from time to time during the Term of the Agreement with respect to the Company’s legal matters, capital markets relationships, strategic initiatives, business and marketing plans and initiatives, management and advisory and other key personnel staffing recommendations, regulatory initiatives, financing plans, new product initiatives, licensing and/or other material agreements or ventures, and other key matters and plans relating to the Company’s current and proposed business activities.

The Company desires, and Wilkinson agrees to continue serving in his current role as Chairman of the Board of Directors until the Annual Meeting.

Wilkinson agrees to transition Board Chairman responsibilities to the Chairman elected following the 2022 annual stockholders meeting scheduled for February 15, 2023 (“Annual Meeting”).

Exhibit A - Consulting Services

EXHIBIT B

COMPENSATION

For Services rendered by Wilkinson under this Agreement, he shall be paid:

●	Retainer - Three $15,000 installments paid in cash by June 30, 2023, September 30, 2023 and December 31, 2023.
●	The Restricted Stock Unit (“RSU’s”) award of 500,000 RSU’s stated in the Restricted Stock Unit Award Notice dated July 1, 2022 and attached here as Exhibit D will vest in full as of the Effective Date.

Exhibit B – Compensation

EXHIBIT C

FORM W-9

On file with the company.

Exhibit C – Form W-9

EXHIBIT D

RESTRICTED STOCK UNIT AWARD NOTICE DATED JULY 1, 2022

Exhibit D